Exhibit 99.1

Press Release

Aspen Announces Board Changes

Hamilton, Bermuda, July 25, 2007 — Aspen Insurance Holdings Limited (the ‘‘Company’’) (NYSE:AHL) today announced that Prakash Melwani and Kamil Salame will be stepping down from the Board today. Mr. Melwani is a Senior Managing Director of Blackstone’s Private Equity Group and Mr. Salame is a partner of DLJ Merchant Banking Partners. Blackstone and DLJ Merchant Banking Partners no longer own stakes in the Company after selling their remaining interests on July 3, 2007.

Richard Bucknall and Matthew B. Botein will be joining the Board today as Non-Executive Directors. Mr. Bucknall will chair the Company’s Compensation Committee and will also sit on the Company’s Audit Committee. Mr. Botein will be a member of the Company’s Compensation Committee, Corporate Governance and Nominating Committee and Investment Committee.

Richard Bucknall brings an exceptional background in insurance broking to Aspen. Mr. Bucknall recently retired from the Willis Group where he was Vice Chairman and earlier held roles as Group Chief Operating Officer and Chairman/Chief Executive Officer of Willis Limited. He was responsible for leading the development of Willis’ international network and played a crucial role in various strategic acquisitions. Mr. Bucknall is currently a Non-Executive Director of FIM Services Limited. He is a Fellow of the Chartered Insurance Institute.

Matthew B. Botein is a Managing Director and member of the Management Committee at Highfields Capital Management, a Boston-based investment management firm with in excess of $10 billion under management. At Highfields, he is responsible for the firm’s investments in the financial services industry. Prior to joining Highfields, he was a Principal in the private equity department of The Blackstone Group. He currently serves on the boards of Cyrus Reinsurance Holdings Limited, a ‘‘sidecar’’ Highfields formed with XL Capital, and Integro Limited, an insurance broker, and previously was a member of the board of Aspen from its formation until 2003. He is a graduate of Harvard College and Harvard Business School.

Chris O’Kane, Chief Executive Officer of Aspen commented: ‘‘Both Prakash Melwani and Kamil Salame are excellent examples of how private equity can contribute to a company’s vision and maturity, and I want to thank them for their time and personal commitment during their tenure on the Board. I am also delighted that Matt Botein is rejoining the Board. He knows Aspen well and I welcome the opportunity to work with him again. The addition of Richard Bucknall, an experienced and knowledgeable insurance broker provides a fresh perspective as we continue to develop and evolve.’’

Glyn Jones, Chairman of Aspen commented, ‘‘Prakash Melwani and Kamil Salame have been instrumental in helping to shape and position Aspen since our formation five years ago and I would like to thank them both for their contribution. It has been a pleasure to work with them. Both Matt Botein and Richard Bucknall bring a wealth of business experience in the insurance industry to our Board which I believe will be invaluable as we continue to grow our business globally.’’

About Aspen Insurance Holdings Limited

Aspen is a Bermudian holding company providing property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and the United States and specialty insurance and reinsurance consisting mainly of marine and energy and aviation worldwide.

Aspen’s operations are conducted through its wholly-owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited, Aspen Insurance Limited and Aspen Specialty Insurance Company. Aspen has four operating segments: property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance. For more information about Aspen, please visit the Company’s website at www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains written, and Aspen’s officers may make related oral, ‘‘forward-looking statements’’ within the meaning of the U.S. federal securities laws regarding the appointment of Board members and changes in the Board. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as ‘‘expect,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘project,’’ ‘‘anticipate,’’ ‘‘seek,’’ ‘‘will,’’ ‘‘estimate,’’ ‘‘may,’’ ‘‘continue,’’ and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this release, please see the ‘‘Risk Factors’’ section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission on February 22, 2007.

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Investor and Press Contacts:

Aspen Insurance Holdings Limited
Tania Kerno, Head of Communications                     +44 (0) 20 7184 8855
Noah Fields, Head of Investor Relations                    +1 (441) 297-9382

European Press Contact:
Citigate Dewe Rogerson                                             +44 (0) 20 7638 9571
Sarah Gestetner/Justin Griffiths/Hannah Seward

North American Press Contact:
Abernathy MacGregor                                                 +1 (212) 371-5999
Eliza Johnson